Exhibit 99.1

             Aspyra Reports Results of Operations for the
                Third Quarter Ended September 30, 2007


    CALABASAS, Calif.--(BUSINESS WIRE)--Nov. 16, 2007--Aspyra, Inc. (AMEX:APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the third quarter ended September 30, 2007.

    Sales were $2,892,925 for the third quarter compared with sales of $3,282,041 for the comparable quarter ended September 30, 2006. The Company incurred a net loss of $1,461,784 for the quarter ended September 30, 2007, compared to a net loss of $710,063 for the quarter ended September 30, 2006. For the quarter ended September 30, 2007, basic and diluted loss per share was $.13, compared with basic and diluted loss per share of $.07 for the comparable quarter ended September 30, 2006. Basic and diluted shares outstanding for each period were 11,337,150 and 10,772,914, respectively.

    Sales were $7,745,550 for the nine months ended September 30, 2007, compared with sales of $9,201,937 for the nine months ended September 30, 2006. The Company incurred a net loss of $3,670,697, or basic and diluted loss per share of $.33 for the nine months ended September 30, 2007 compared with a net loss of $3,087,961 or basic and diluted loss per share of $.32 for the comparable nine-month period ended September 30, 2006. Basic and diluted shares outstanding for each period were 10,969,594 and 9,625,505, respectively.

    James R. Helms, Chief Operating Officer, stated, "Although the Deficit Reduction Act (DRA) initially had caused a certain slowdown in the healthcare imaging industry, we expect to see an upswing in sales due to the productivity tools available within our imaging solutions. We continue our efforts to restore top line growth by delivering enhanced value to our customers. With the recent enhancements to our products, including Mammography viewing within our PACS solution, and Windows platform for our RIS and LIS products, we expect to see an increase in new sales and upgrades in the upcoming quarters."

    Aspyra is a global provider of Health Care Information Technology
(HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) and Clinical Image Management Systems
(CIMS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

    Safe Harbor Statement

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today November 16, 2007, including management's own knowledge and assessment of the Company's industry and competition. Factors that could cause Aspyra's actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.



                 Consolidated Statement of Operations

                     Third Quarter Ended        Nine Months Ended
                         September 30,             September 30,

                       2007         2006         2007         2006
                    ----------   ----------   ----------   ----------

Net Sales          $ 2,892,925  $ 3,282,041  $ 7,745,550  $ 9,201,937

Net Loss           $(1,461,784) $  (710,063) $(3,670,697) $(3,087,961)
Net Loss per Share
 - Basic and
 Diluted           $     (0.13) $     (0.07) $     (0.33) $     (0.32)
Average Shares
 Outstanding--
 Basic and Diluted  11,337,150   10,772,914   10,969,594    9,625,505



    CONTACT: Aspyra, Inc.
             Michelle Del Guercio
             Director of Marketing
             818-880-6700 x8688